UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT OF ORASURE TECHNOLOGIES,

INC. DATED APRIL 7, 2011 FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2011

On February 21, 2011, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved, subject to stockholder approval, an amended and restated version of the Company’s Stock Award Plan (the “Award Plan”). On or about April 7, 2011, the Company made available a proxy statement (the “Proxy Statement”) to its stockholders describing the matters to be voted on at the Annual Meeting of Stockholders to be held on May 17, 2011 (the “Annual Meeting”), including a proposal to approve the Award Plan. Among the proposed changes to the Award Plan was an increase in the number of authorized shares of the Company’s Common Stock available for equity awards by 3,500,000 shares. If this increase were to be approved by stockholders, there would be a total of 4,612,385 shares available for additional grants under the Award Plan, as of March 28, 2011. Of this total, the maximum number of shares that would be available for issuance pursuant to the Award Plan as “full value” awards (i.e., restricted awards, performance awards or other stock-based awards) would be 2,164,825 shares.

Under the terms of the Award Plan, as of March 28, 2011, there were:

(a)	47,494,896 shares of the Company’s Common Stock outstanding;

(b)	1,112,385 shares of the Company’s Common Stock remaining available for grant under the Award Plan as stock options or other equity awards;

(c)	6,276,650 stock options issued and outstanding, with a weighted-average exercise price of $6.85 per share and a weighted average remaining contractual term of 5.94 years; and

(d)	934,956 restricted shares issued and unvested, with a weighted-average grant date fair value of $5.96 per share.

After making the Proxy Statement available to stockholders, the Company was informed by Institutional Shareholder Services (“ISS”) that the Award Plan received an unfavorable recommendation because the shareholder value transfer as determined by ISS is greater than a Company-specific allowable cap calculated by ISS.

Although the Company disagrees with the ISS recommendation, it decided to amend the Award Plan further in order to reduce the shareholder value transfer under the Award Plan. Accordingly, on May 5, 2011, the Board approved a further amendment to the Award Plan reducing the proposed increase in authorized shares from 3,500,000 to 2,800,000 shares. If this revised increase is approved by stockholders, there would be a total of 3,912,385 shares available for additional grants under the Award Plan, as of March 28, 2011. The maximum number of shares available for issuance as “full value” awards would also be reduced from 2,164,825 shares to 1,564,825 shares. The Award Plan, as further amended and restated, will be presented for stockholder approval at the Company’s Annual Meeting. A copy of the Award Plan, as further amended and restated, is attached as Exhibit 10 to the Current Report on Form 8-K filed by the Company on May 5, 2011 with the Securities and Exchange Commission, a free copy of which may be obtained at the SEC’s website, www.sec.gov.

Any vote “FOR” or “AGAINST” the Award Plan using the proxy card made available previously by the Company to stockholders, the voting instruction card made available to beneficial owners by a broker, bank or other nominee, or via the Internet or by telephone will be counted as a vote “FOR” or “AGAINST” the amended and restated Award Plan, as described above. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date by the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Proxy Statement. If any stockholder would like a new proxy card or has any questions, he or she should contact Jack E. Jerrett, Corporate Secretary, 220 East First Street, Bethlehem, Pennsylvania 18015, or at (610) 882-1820.

This Supplement to the Proxy Statement is first being released to stockholders on or about May 5, 2011, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By order of the Board of Directors

/s/ Jack E. Jerrett

Jack E. Jerrett

Secretary

May 5, 2011